Exhibit 8(w)(1)

Assignment and Amendment (PIMCO)

ASSIGNMENT AND AMENDMENT

THIS ASSIGNMENT AND AMENDMENT (“Assignment”) is made effective this 1st day of April, 2012 by and among PIMCO Variable Insurance Trust (the “Trust”), PIMCO Investments LLC (“PI”) and Transamerica Advisors Life Insurance Company (“Authorized Firm”).

WHEREAS, the Trust and Authorized Firm have entered into a Services Agreement (the “Agreement”) pursuant to which Authorized Firm provides administrative, recordkeeping and other services with respect to the Administrative Class shares of certain series of the Trust (the “Portfolios”);

WHERES, the Trust’s board of trustees has approved the adoption of a Second Amended and Restated Services Plan for Administrative Class Shares (the “Plan”) and the Trust is authorized compensate PI, the Trust’s principal underwriter, for procuring shareholder servicing, administrative and/or related services for Administrative Class shares of the Portfolios pursuant to the Plan; and

WHEREAS, the Trust desires to assign its rights and delegate its obligations under the Agreement to PI, a wholly-owned subsidiary of Pacific Investment Management Company, LLC, in order to continue, without interruption the payments to Authorized Firm for the services it provides in respect of the Administrative Class shares of the Portfolios and to make certain amendments to the Agreement;

NOW, THEREFORE, the Trust, PI and Authorized Firm, in consideration of the mutual covenants herein, and intending to be legally bound, agree as follows:

I.	Assignment and Amendment

A. Effective as of April 1, 2012 (the “Effective Date”), (i) the Trust hereby assigns and delegates and PI hereby accepts and assumes all rights and obligations of the Trust under the Agreement, and PI further agrees to be subject to all terms and conditions of the Agreement; (ii) Authorized Firm hereby consents to such assignment and delegation by the Trust to PI, releases the Trust from any and all obligations arising under the Agreement after the Effective Date; provided, however, that any actions or omissions of the Trust or Authorized Firm that occurred prior to the Effective Date shall continue to be governed by the terms of the Agreement, and Authorized Firm further agrees to continue to be bound by terms of the Agreement and to perform its obligations under the Agreement in favor of PI; and (iii) each of PI and Authorized Firm further agree that to the extent the foregoing assignment and delegation is deemed to be an “assignment” as defined in the Investment Company Act of 1940, such that the Agreement would terminate automatically as provided for therein, the Agreement is reformed, as amended herein, by and between PI and Authorized Firm as of the Effective Date.

B. Effective as of the Effective Date, the Agreement by and between PI and Authorized Firm is amended to provide the following: (i) PI shall be obligated to pay Authorized Firm the Service Fees in lieu of Trust paying such fees; (ii) the Service Fees payable to Authorized Firm shall be paid by PI only so long as the Plan is in effect; (iii) to the extent that the Agreement is deemed to be an agreement related to a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 with respect to the Administrative Class Shares of a Portfolio, the requirements of Rule 12b-1(b) are incorporated by reference into the Agreement; (iv) notwithstanding clause (iii), PI and Authorized Firm further agree that the Service Fees are for administrative services only and do not constitute payment in any manner for investment advisory or distribution services; and (v) any references to National Association of Securities Dealers, Inc. shall be deleted and replaced with a reference to the Financial Industry Regulatory Authority.

C. The Trust, PI and Authorized Firm hereby waive their respective rights to any advance notice, delivery or other requirements for termination and/or amendments that are called for under the Agreement (to the extent not accomplished by the execution and delivery of this Assignment).

II.	Other

A. Unless otherwise defined in this Assignment, the capitalized terms used herein shall have the same meanings they have in the Agreement

B. This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same document.

C. All other terms and provisions of the Agreement are not amended and herein shall remain in full force and effect. In the event of a conflict between the Agreement and this Amendment, it is understood and agreed that the provision of this Amendment shall control.

IN WITNESS WHEREOF, the undersigned has caused this Assignment to be executed on the date first above written.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY		PIMCO INVESTMENTS LLC

By:	/s/ Arthur D. Woods	By:	/s/ Gregory A. Bishop
	Arthur D. Woods		Gregory A. Bishop
Title:	Vice President	Title:	Head of Business Management

PIMCO VARIABLE INSURANCE TRUST

		By:	/s/ Eric D. Johnson
Eric D. Johnson
		Title:	Vice President

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